UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2009

Fiserv, Inc.

(Exact Name of Registrant as Specified in Charter)

Wisconsin	0-14948	39-1506125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of Principal Executive Offices, Including Zip Code)

(262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 24, 2007, Fiserv, Inc. (the “Company”) signed definitive agreements to sell its Fiserv Investment Support Services operations (“ISS”) in two separate transactions. The Company completed the first transaction with TD AMERITRADE Online Holdings Corp. on February 4, 2008. In a separate transaction, Robert Beriault Holdings, Inc. (“Holdings”), an entity controlled by Robert Beriault, who is currently group president of ISS, agreed to acquire the remaining accounts and net capital of ISS, including the investment administration services business which provides back office and custody services for individual retirement accounts. On March 28, 2008, the Company and Holdings entered into an amended and restated stock purchase agreement relating to the portion of ISS to be acquired by Holdings (the “First Amended and Restated Stock Purchase Agreement”).

The First Amended and Restated Stock Purchase Agreement provided that the agreement could be terminated at any time prior to the closing by either the Company or Holdings if the closing had not occurred on or before March 31, 2009. As of such date, the transaction had not closed because it remained subject to regulatory approval. As a result, on April 15, 2009, the Company and Holdings entered into two new agreements, a stock purchase agreement and an asset purchase agreement (the “Transaction Agreements”). The Transaction Agreements modify the manner in which the operations are to be sold to Holdings in order to seek to enhance the ability of the parties to complete the transactions. Notwithstanding the restructuring of the transaction between the Company and Holdings, the assets proposed to be sold pursuant to the Transaction Agreements are substantially similar to the assets which were proposed to be disposed of under the First Amended and Restated Stock Purchase Agreement and, collectively, represent the remaining operating assets of ISS. In addition, the aggregate amount to be received by the Company in connection with the sale of the remainder of the ISS business will be approximately equal to the amount of consideration that was payable by Holdings under the First Amended and Restated Stock Purchase Agreement. The transactions remain subject to customary conditions and regulatory approvals.

The first Transaction Agreement, the second amended and restated stock purchase agreement, is between the Company and Holdings and provides that Holdings will acquire all of the outstanding capital stock of Affinity Group, Inc. and LTC Investment Services, Inc. The second Transaction Agreement, the asset purchase agreement, is among the Company, Lincoln Trust Company and Holdings and provides that Holdings, or a permitted assignee, will acquire substantially all of the assets of Lincoln Trust. The Transaction Agreements provide that they can be terminated at any time prior to the closing by either the Company or Holdings if the closing does not occur on or before December 31, 2009.

The foregoing descriptions of the Transaction Agreements do not purport to be complete and are qualified in their entirety by reference to the Transaction Agreements, copies of which are filed herewith as Exhibit 2.1 and Exhibit 2.2 and are incorporated herein by reference. There are representations and warranties contained in the Transaction Agreements which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Transaction Agreements and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Therefore, you should not rely on the representations and warranties contained in the Transaction Agreements as statements of factual information.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being filed herewith:

Exhibit No.	Description
2.1	Second Amended and Restated Stock Purchase Agreement, dated April 15, 2009, by and between Fiserv, Inc. and Robert Beriault Holdings, Inc.

2.2	Asset Purchase Agreement, dated April 15, 2009, by and among Fiserv, Inc., Lincoln Trust Company and Robert Beriault Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: April 21, 2009	By:	/s/ Thomas J. Hirsch
Thomas J. Hirsch
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Second Amended and Restated Stock Purchase Agreement, dated April 15, 2009, by and between Fiserv, Inc. and Robert Beriault Holdings, Inc.

2.2	Asset Purchase Agreement, dated April 15, 2009, by and among Fiserv, Inc., Lincoln Trust Company and Robert Beriault Holdings, Inc.